Separation Agreement and Release

This Separation Agreement and Release (“Agreement”) is made by and between Scott Barrett,
M.D. (“Executive”) and Immuneering Corporation (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”). Capitalized terms used but not defined in this Agreement shall have the meanings set forth in the Employment Agreement (as defined below).
WHEREAS, the Parties have previously entered into that certain Employment Agreement, dated as of July 23, 2021 (the “Employment Agreement”) and that certain Invention and Non-Disclosure Agreement and Non-Competition and Non-Solicitation Agreement, each dated October 14, 2019 (collectively, the “Restrictive Covenant Agreement”); and
WHEREAS, in connection with Executive’s termination of employment with the Company or a subsidiary or affiliate of the Company effective on the Separation Date (as defined below), the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that Executive may have against the Company and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Executive’s employment with or separation from the Company or its subsidiaries or affiliates but, for the avoidance of doubt, nothing herein will be deemed to release any rights or remedies in connection with Executive’s ownership of vested equity securities of the Company, vested benefits or Executive’s right to indemnification by the Company or any of its affiliates (collectively, the “Retained Claims”).
NOW, THEREFORE, in consideration of the severance payments and benefits described in this Agreement which are intended to supersede any such payments or benefits provided for in Section 4 of the Employment Agreement, which, pursuant to the Employment Agreement, are conditioned on Executive’s execution and non-revocation of this Agreement, and in consideration of the mutual promises made herein, the Company and Executive hereby agree as follows:

1.    Transition Role. Effective November 1, 2023 (the “Transition Start Date”) and continuing to the earlier of: (i) a date designated by the Company, or (ii) November 30, 2023, you will be in a transition role. The final date of employment shall be the last day of the Transitional Employment Period (as defined below) and deemed the “Separation Date”. The period from the Transition Start Date through the Separation Date will be deemed the “Transitional Employment Period”. During the Transitional Employment Period you will continue to report to Ben Zeskind, act in a positive and constructive manner, perform any assigned tasks and otherwise assist the Company in the transition of work in connection with any of the duties you have performed at the Company, or otherwise perform any specific project(s) assigned to you by the Company. Unless otherwise instructed, you shall continue to perform your duties in the same manner as presently performed, but if requested, you shall report to the Company’s corporate offices and/or travel to clinical sites. For the avoidance of doubt, your employment status during the Transitional Employment Period will continue to be at-will.
During the Transitional Employment Period, you shall receive the following “Transition Pay and Benefits”: (i) continuation of your base monthly salary, subject to all ordinary payroll taxes and withholdings, in accordance with the Company’s payroll policies and procedures; (ii) continuation of your participation in the Company’s employee benefits programs and employee insurance benefits programs, but only to the extent that you currently participate in such programs and remain eligible under any applicable plan document(s). Through the Separation Date only, you also shall continue to vest in any equity awards previously provided to you pursuant to the terms of any such awards and the Company’s applicable equity plan(s).

You specifically acknowledge that the offer of continuation of your employment during the Transitional Employment Period is being provided as part of the separation of your employment and is in consideration of your covenants set forth herein, including without limitation the release of claims set forth in Section 4 and Section 5 of this Agreement.

2.    Severance Pay and Other Economic Benefits. If you comply with the terms of and do not revoke this Agreement, and sign the Affirmation attached hereto as Exhibit A, then the Company will provide you the following “Severance Pay” set forth in Subsection 2(a) below, and the “Other Economic Benefits” set forth in Subsections 2(b) and 2(c) below:

(a)    Severance Pay in the form of continuation of your base monthly salary of Forty-Three Thousand, Six-Hundred and Eighty U.S. Dollars ($43,680.00) for five (5) pay periods (i.e. five (5) months), such payments to commence on the first payroll period following the Separation Date (such period of time, the “Severance Period”) in accordance with the Company’s payroll policies and procedures.
(b)     Upon completion of the appropriate COBRA forms and subject to all the requirements of COBRA, the Company will contribute the Company’s contribution to the medical and dental insurance plans (to the same extent that such insurance is provided to persons currently employed by the Company, including the employee contribution to premiums) during the Severance Period (or through April 30, 2024). It will be your sole responsibility to work with and through the COBRA administrator to pay the employee contribution to premiums. The Company shall only be required to make the payments described in this subsection to the extent that you continue to be enrolled in the same medical and/or dental insurance benefits that you were enrolled in as of the Separation Date and remain eligible for.

(c)    The payments and benefits provided for in Subsections 2(a) and 2(b) above shall be subject to all tax withholdings, any other authorized deductions, and the Company’s applicable payroll policies and procedures.

(d)    In accordance with the terms of the Company’s equity incentive plans, any equity awards that are subject to vesting shall continue vesting through the Separation Date (the “Equity Plans”). Any portion of such equity awards that are unvested as of the Separation Date shall be immediately forfeited and cancelled on the Separation Date. Notwithstanding any provision in the Equity Plans relating to exercise of vested awards as of the Separation Date, you shall have until November 30, 2024, to exercise such vested awards. After November 30, 2024, any unexercised portion shall be forfeited and cancelled. The equity awards that you hold shall otherwise be subject to the terms and conditions of the Equity Plans and awards in all respects. After the Separation Date, you will no longer be subject to the Company mandated insider trading restrictions and pre-clearance procedures set forth in the Company’s trading policy.

    3.    Cooperation. You agree that during and after the Severance Period, you will make yourself available to the Company (including its attorneys, agents and advisors), either by telephone or, if the Company believes necessary, in person to assist the Company in any matter relating to the services performed by you during your employment with the Company including, but not limited to, transitioning your duties to others at the Company, and ensuring that all documentation is recorded fully and completely. You further agree that during and following the Severance Period, you will cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought or threatened in the future against or on behalf of the Company, including any claim or action against its directors, officers and employees. Your cooperation in connection with such claims or actions shall include: your being available, within reason given the constraints of future employment or job search activities, to meet with the Company to prepare for any proceeding, to provide truthful affidavits and/or testimony, to assist with any audit, inspection, proceeding or other inquiry, and to act as a witness in connection with any litigation or other legal proceeding affecting the Company. For any time Executive is required to spend cooperating with the Company pursuant to this Paragraph 3, including but not limited to any travel time, the Company shall compensate Executive at an hourly rate consistent with his last salary with the Company, or at some other rate agreed upon by Company and Executive. Company shall also reimburse all reasonable travel expenses incurred by Executive complying with this paragraph. You further agree that should an individual representing a party adverse to the business or legal interests of the Company (including, without limitation, anyone threatening any form of legal action against the Company) contact you (directly or indirectly), you will promptly (within 3 business days) inform the Company’s Chief Legal Officer (or his designee) of that fact. Nothing herein shall be construed to prohibit or prevent you from cooperating with any government investigation (including maintaining the confidentiality of such investigation if required by the government), nor shall any such cooperation be deemed to be a violation of your obligations of non-disparagement set forth in Section 6(b) below.

4.    Release of Claims. Executive agrees that, other than with respect to the Retained Claims, the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company, any of its direct or indirect subsidiaries and affiliates, and any of its or their respective current and former officers, directors, equityholders, managers, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries and predecessor and successor corporations and assigns (collectively, the “Releasees”). Executive, on Executive’s own behalf and on behalf of any of Executive’s heirs, family members, executors, agents, and assigns, other than with respect to the Retained Claims, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the date Executive signs this Agreement, including, without limitation:

(a)    any and all claims relating to or arising from Executive’s employment or service relationship with the Company or any of its direct or indirect subsidiaries or affiliates and the termination of that relationship;

(b)    any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of any shares of stock or other equity interests of the Company or any of its affiliates, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state law, and securities fraud under any state or federal law;

(c)    any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

(d)    any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; and the Sarbanes-Oxley Act of 2002;

(e)    any and all claims for violation of the federal or any state constitution;

(f)    any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

(g)    any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Executive as a result of this Agreement;

(h)    any and all claims arising out of the wage and hour and wage payments laws and regulations of the state or states in which Executive has provided service to the Company or any of its affiliates; and

(i)    any and all claims for attorneys’ fees and costs.

Executive agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not release claims that cannot be released as a matter of law, including, but not limited to, Executive’s right to report possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation and any right to receive an award for information provided thereunder, Executive’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any

other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company for discrimination (with the understanding that Executive’s release of claims herein bars Executive from recovering such monetary relief from the Company or any Releasee for any alleged discriminatory treatment), claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law, claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA, claims to any benefit entitlements vested as the date of separation of Executive’s employment pursuant to written terms of any employee benefit plan of the Company or its affiliates and Executive’s right under applicable law, any Retained Claims and any claims under this Agreement.

5.    Acknowledgment of Waiver of Claims under ADEA. Executive understands and acknowledges that Executive is waiving and releasing any rights Executive may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Executive understands and agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the date Executive signs this Agreement. Executive understands and acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled. Executive further understands and acknowledges that Executive has been advised by this writing that: (a) Executive should consult with an attorney prior to executing this Agreement; (b) Executive has 21 days following October 30, 2023, within which to consider this Agreement, and the Parties agree that such time period to review this Agreement shall not be extended upon any material or immaterial changes to this Agreement; (c) Executive has seven days following Executive’s execution of this Agreement to revoke this Agreement pursuant to written notice to the Chief Legal Officer of the Company; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Executive signs this Agreement and returns it to the Company in less than the 21 day period identified above, Executive hereby acknowledges that Executive has freely and voluntarily chosen to waive the time period allotted for considering this Agreement.

6.    Restrictive Covenants.

(a)    Executive’s covenants under the Restrictive Covenant Agreement are hereby incorporated by reference into this Agreement. Except as modified herein, Executive acknowledges and agrees that Executive’s obligations under the Restrictive Covenant Agreement shall remain in full force and effect following the Separation Date in accordance with the terms thereof. Notwithstanding the forgoing, Executive’s non-competition obligations under Paragraphs 1(a) and 1(d) of the Restrictive Covenant Agreement shall be modified so as to be in force only until November 1, 2024 and apply only to entities that develop, manufacture, market, license or sell small-molecule therapies (i) to inhibit or otherwise regulate the MAPK-driven oncogenic pathway, or (ii) that utilize a deep cyclic inhibition approach.

(b)    Executive agrees that Executive shall not publicly disparage, criticize or defame the Company or its directors, officers, products, services, technology or business. Nothing in this Section 6(b) will prohibit disclosure of information that is required to be disclosed to enforce the terms of this Agreement or to comply with applicable law or order of a court or other regulatory body of competent jurisdiction.

(c)    The Company shall direct the members of the Executive Committee and the Chief Executive Officer that they may not at any time publicly disparage Executive or engage in any conduct that is injurious to Executive’s reputation and interests. In response to any reference inquiry for Executive, the Company shall only share dates of employment and title held.

(d)    Executive represents and warrants that, on or before the Separation Date, Executive will return to the Company all files, memoranda, records and other documents, computers, and

Airbase or corporate credit cards which are the property of the Company and which Executive has in Executive’s possession, custody or control.

7.    No Oral Modification. This Agreement may only be amended in a writing signed by Executive and a duly authorized officer of the Company.

8.    Governing Law; Dispute Resolution. This Agreement shall be subject to the provisions of Sections 9(a), 9(c), and 9(h) of the Employment Agreement. Notwithstanding the foregoing, Section 9(h) of the Employment Agreement shall be amended as follows:

Arbitration. Any controversy, claim or dispute arising out of or relating to this Agreement, shall be settled solely and exclusively by a binding arbitration process administered by JAMS/Endispute in New York, New York. Such arbitration shall be conducted in accordance with the then-existing JAMS/Endispute Rules of Practice and Procedure, with the following exceptions if in conflict: (i) one arbitrator who is a retired judge shall be chosen by JAMS/Endispute; (ii) the Company will be responsible for the expenses and fees of the arbitrator, together with other expenses of the arbitration incurred or approved by the arbitrator; and (iii) arbitration may proceed in the absence of any Party if written notice (pursuant to the JAMS/Endispute rules and regulations) of the proceedings has been given to such Party. Each Party shall bear its own attorney’s fees. The Company shall be responsible for all JAMS/Endispute costs. The Parties agree to abide by all decisions and awards rendered in such proceedings. Such decisions and awards rendered by the arbitrator shall be final and conclusive. All such controversies, claims or disputes shall be settled in this manner in lieu of any action at law or equity; provided, however, that nothing in this subsection shall be construed as precluding the bringing of an action for injunctive relief or specific performance as provided in this Agreement or the Restrictive Covenant Agreement. This dispute resolution process and any arbitration hereunder shall be confidential and neither any Party nor the neutral arbitrator shall disclose the existence, contents or results of such process without the prior written consent of all Parties, except where necessary or compelled in a court to enforce this arbitration provision or an award from such arbitration or otherwise in a legal proceeding. If JAMS/Endispute no longer exists or is otherwise unavailable, the Parties agree that the American Arbitration Association (“AAA”) shall administer the arbitration in accordance with its then-existing rules as modified by this subsection. In such event, all references herein to JAMS/Endispute shall mean AAA. Notwithstanding the foregoing, Executive and the Company each have the right to resolve any issue or dispute over intellectual property rights by court action instead of arbitration.

9.    Effective Date. Executive has seven days after Executive signs this Agreement to revoke it and this Agreement will become effective on the day immediately following the seventh day after Executive signed this Agreement (the “Effective Date”).

10.    Voluntary Execution of Agreement. Executive understands and agrees that Executive executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Executive’s claims against the Company and any of the other Releasees. Executive acknowledges that: (a) Executive has read this Agreement; (b) Executive has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement; (c) Executive has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of Executive’s own choice or has elected not to retain legal counsel; (d) Executive understands the terms and consequences of this Agreement and of the releases it contains; and (e) Executive is fully aware of the legal and binding effect of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

EXECUTIVE
Dated: 11/08/23	/s/ Scott Barrett
Scott Barrett, M.D.
IMMUNEERING CORPORATION

Dated: 11/08/23	/s/ Benjamin Zeskind
Benjamin Zeskind, CEO

EXHIBIT A

Affirmation

I hereby reaffirm in its entirety the provisions of the Separation Agreement and Release with Immuneering Corporation, dated November 8, 2023, signed by me including, without limitation, the Release of Claims contained in Section 4 and Section 5 thereof.

By: ___________________________
Name: Scott Barrett, M.D.

Dated: [November 30, 2023]

NOTE: to be signed on (and not to be signed prior to) the Separation Date.